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                       SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, DC


                                    FORM N-8A


                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940



         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.       Name:  National Variable Annuity Account II

B.       Address of Principal Business Office (No. & Street, City, State,
         Zip Code):

                           National Life Drive
                           Montpelier, Vermont  05604

C.       Telephone Number (including area code):

                           (802) 229-3113

D.       Name and address of agent for service of process:

                             D. Russell Morgan, Esq.
                         National Life Insurance Company
                               National Life Drive
                            Montpelier, Vermont 05604


                                    Copy to:

                              Stephen E. Roth, Esq.
                          Sutherland, Asbill & Brennan
                         1275 Pennsylvania Avenue, N.W.
                            Washington, DC 20004-2404

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E.       Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:



         Yes  [X]



         No   [ ]


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         Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Montpelier, State of Vermont this 8th day of January, 1997.


(SEAL)                                 National Variable Annuity Account II
                                              (Name of Registrant)


                                       By: National Life Insurance Company
                                                (Name of Depositor)


ATTEST:


/s/ Lisa A. Pettrey                    By: /s/ Thomas H. MacLeay
-----------------------------             --------------------------------
                                          Thomas H. MacLeay,
Its:  Assistant Secretary                 President & Chief Operating Officer